UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 7, 2015

iPass Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-50327	93-1214598
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Bridge Parkway, Redwood Shores, California	94065
(Address of principal executive offices)	(Zip Code)
(650) 232-4100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 — Results of Operations and Financial Condition	3
Item 2.05 — Costs associated with Exit or Disposal Activities (brief restructuring summary)	3
Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.	3
Item 9.01 — Financial Statements and Exhibits	3
SIGNATURES	5
INDEX TO EXHIBITS	6
EXHIBIT 99.1

Item 2.02 — Results of Operations and Financial Condition
On May 7, 2015, iPass Inc. issued a press release announcing its first quarter 2015 financial results. A copy of the press release is attached as Exhibit 99.1 to this current report and is incorporated herein by reference.
The information in this Item 2.02 of this current report and in the accompanying exhibit referenced in this Item 2.02 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 2.02 of this current report and in the accompanying exhibit referenced in this Item 2.02 shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by iPass Inc., whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 2.05 —  Costs associated with Exit or Disposal Activities (brief restructuring summary)

On May 7, 2015, iPass announced a restructuring intended to flatten the organization, create a more nimble sales and delivery infrastructure to support a SaaS go to market strategy, and accelerate the cash flow break-even point for iPass.

The restructuring will reduce headcount globally by 14% and result in a charge of approximately $2.7 million to $3.2 million in the second quarter of 2015, of which all will result in future cash expenditures.  These charges are primarily one time termination benefits and exclude any non-cash adjustments impacting stock based compensation expense that will be calculated based on forfeitures and modifications of equity awards.

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As part of the restructuring described in Item 2.05 above, iPass announced on May 7, 2015, that the employment with iPass of the following four executive officers of iPass will terminate:

June L. Bower, Chief Marketing Officer
Renatus Hendrikse, Vice President of Worldwide Sales
Barbara M. Nelson, Chief Technology Officer
Karen Willem, Senior Vice President, Chief Financial Officer and Corporate Secretary

Under the iPass Inc. Executive Corporate Transaction and Severance Benefit Plan (the “Plan”), in which each of these executive officers are participants, each of these executive officers will be entitled to receive severance compensation as set forth in the Plan, which is filed as Exhibit 10.1 to our Form 8-K, filed with the SEC on July 6, 2011. In addition, the post-termination exercise period of the stock options held by these executive officers has been extended by one year, to be 15 months. iPass and the executive officers are expected to enter into severance agreements reflecting these terms.
Ms. Willem will continue as our Chief Financial Officer through May 31, 2015, and Darin R. Vickery, Vice President and Corporate Controller of iPass, will become Chief Financial Officer of iPass effective June 1, 2015.   Ms. Willem will continue as an employee of iPass until June 30, 2015, to help in this transition.

Mr. Vickery, age 50, has served as our Vice President and Corporate Controller since August 2012, and served as our interim principal financial officer from January 2013 to June 2013. From August 2010 to August 2012, Mr. Vickery was our Director of Accounting Operations. From September 2009 to August 2010, Mr. Vickery was an accounting and auditing consultant to iPass. From 2000 to September 2009, Mr. Vickery was an independent consultant providing accounting, auditing, and financial consulting services to a number of public companies in Silicon Valley, including providing outsourced internal audit oversight, internal control design and implementation, interim accounting operations management, and SEC reporting support. From 1989 to 1999, Mr. Vickery was with PricewaterhouseCoopers LLC in its auditing and consulting practice areas. Mr. Vickery is a certified public accountant (current status inactive) and holds a B.A. in economics from the University of Colorado and an M.B.A. in finance from the University of Texas.

Item 9.01 — Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press Release dated May 7, 2015, announcing iPass Inc.’s First Quarter 2015 Financial Results.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iPass Inc.

By:	/s/ Karen Willem
	Name:	Karen Willem
	Title:	Senior Vice President and Chief Financial Officer
(Principal Financial Officer)
Dated: May 7, 2015

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated May 7, 2015, announcing iPass Inc.’s First Quarter 2015 Financial Results.